FT 1265

                         TRUST AGREEMENT

                    Dated:  October 26, 2006

     The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 945 and certain subsequent Series, Effective March 3, 2005" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator and the Portfolio Supervisor agree as follows:


                             PART I


             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                             PART II


              SPECIAL TERMS AND CONDITIONS OF TRUST


      NIKKEI 225 PROTECTED PORTFOLIOSM, OCTOBER 2006 SERIES

     The following special terms and conditions are hereby agreed to:

     A. The Securities and cash initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in the Schedules hereto.

     B. (1) The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

     Documents representing this number of Units for the Trust are being delivered by the Trustee to the Depositor pursuant to
Section 2.03 of the Standard Terms and Conditions of Trust.

     C. The Record Date shall be the 15th day of each month.  The
Trustee is authorized to make the payments specified in Part I of
Section 3.05 on the last Business Day of each month.

     D. The Distribution Date shall be the last day of the month in which the related Record Date occurs. The Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash available for distribution within the meaning of Treas. Reg. 1.671-5T(b)(5) from the Income Account and the Capital Account is equal to or greater than .1% of the net asset value of the Trust on the related Record Date, provided, however, that the Trustee shall in any event distribute the balance of the Income Account and Capital Account on the Distribution Date occurring in December of each year (including in such distribution income receivable by the Trust on or prior to the December Distribution Date). This provision is intended to comply with Treas. Reg. 1.675-5T(c)(2)(v)(C), and shall be interpreted consistent therewith and with any successor regulation. Any contrary provision of the Standard Terms and Conditions of Trust is superseded by the provisions of this paragraph. Notwithstanding the foregoing or any contrary provisions of the Standard Terms and Conditions of Trust, the Trustee shall not be required to distribute funds held in the Income or Capital Accounts which the Depositor or the Trustee has designated as required for the payment of the Trust expenses.

     E. The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential
Information."

     F. First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.80 per Unit.

     G.     The   Trustee's   Compensation   Rate   pursuant   to
Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.96 per Unit, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in
Section  4.01  of  this  Indenture, in  which  case  the  fee  is calculated based on the largest number of units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation.

     H.    The  Initial Date of Deposit for the Trust is  October
26, 2006.

     I. There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

     J. No in-kind distribution shall be made in connection with redemption or at termination of the Trust.

                            PART III

     A. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, references to "$10.00," "$10.00 per Unit" and "per 100 Units" shall be replaced with "$1,000.00,"
"$1,000 per Unit" and "per Unit," respectively.

     B.  Notwithstanding anything to the contrary in the Standard
Terms and Conditions of Trust, Section 1.01 (13) shall be amended to delete the second sentence of such section and replace it with the following:

        "The Percentage Ratio with respect to each Security in a Trust is that percentage derived by dividing the number of shares of such Security included in the initial deposit made pursuant to Section 2.01(a) by the total number of shares of all Securities included in such deposit."

     C. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 2.01(e) shall be amended to read as follows:

  "The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission, in a book entry system operated by the Federal Reserve Board, with an Eligible Foreign Custodian or in an Eligible Securities Depository."

     D.    Section  2.01 of the Standard Terms and Conditions  of
Trust shall be amended to include the following section at the end of Section 2.01:

     "(g)Notwithstanding anything to the contrary herein, subject to the requirements set forth in this Section 2.01(g) and unless the Prospectus otherwise requires, the Depositor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

         (i) Prior to the Evaluation Time on such Business Day, the Depositor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Depositor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (which will be a precise replication of the then existing portfolio, as consistent with the provisions of Section 2.01(b)) and shall either (a) specify the quantity of additional Securities to be deposited by the Depositor on the settlement date for such subscription or (b) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

         (ii) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee the number of additional Units to be created.

       (iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be purchased by the Trustee, and adding and subtracting the amounts specified in the first and second sentences of Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

         (iv) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash, cash or Letter of Credit described above, deliver to, or assign in the name of or on the order of, the Depositor the number of Units verified by the Depositor with the Trustee.

          (v) In the event the Depositor fails to take such action required by paragraph (iii) above, the Trustee shall, on the settlement date for such subscription, settle the securities transactions specified in the Subscription Notice.

        (vi)Neither the Trust nor Unit holders of the Trust will be responsible for any loss resulting from the failure of the Depositor to take such action required by paragraph (iii) above."

     E. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.01(e) shall be amended to read as follows:

        "(e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the Trust as set forth in section 7.04 hereof.

       (2)To  the  extent permitted under the Investment  Company
     Act of 1940 as evidenced by an opinion of counsel to the Depositor satisfactory to the Trustee or "no-action" letters or exemptive orders issued by the Securities and Exchange Commission or its staff, the Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) or an Eligible Securities Depository the Trust's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

           (A) The Trustee shall indemnify the Trust and hold the Trust harmless from and against any risk of loss of Trust assets held with an Eligible Foreign Custodian in accordance with the foreign custody contract.

           (B) The Trustee shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

           (C) The Trustee shall perform all duties assigned to the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR 270.17f-5), as now in effect or as such rule may be amended in the future ("Rule 17f-5"). The Trustee shall not delegate such duties.

           (D) The Trustee shall (i) provide the Depositor with an analysis of the custody risks associated with maintaining assets with an Eligible Securities Depository; (ii) monitor the custody risks associated with maintaining assets with the Eligible Securities Depository on a continuing basis and promptly notify the Depositor of any material change in such risks; and
       (iii) exercise reasonable care, prudence and diligence in performing the foregoing duties. The Depositor shall instruct the Trustee to take such action as the Depositor deems appropriate in response to a notification by the Trustee provided pursuant to (ii) in the preceding sentence.

            (E) The Trust's Prospectus shall contain such disclosure regarding foreign securities and foreign custody as is required for management investment companies by Forms N-1A and N-2. Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (C) above.

           (F) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unitholders and the Securities and Exchange Commission at the Trustee's corporate trust office during its usual business hours."

     F. Section 4.05 shall be amended to add the following paragraph as the third paragraph of Section 4.05 of the Standard
Terms and Conditions of Trust:

       The Portfolio Supervisor may employ one or more sub-Portfolio Supervisors to assist in performing the services set forth in this Section 4.05 and shall not be answerable for the default of any such sub-Portfolio Supervisors if such sub-Portfolio Supervisors shall have been selected with reasonable care, provided, however, that the Portfolio Supervisor will indemnify and hold the Trust harmless from and against any loss occurring as a result of a sub-Portfolio Supervisor's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing supervisory duties. The fees and expenses charged by such sub-Portfolio Supervisors shall be paid by the Portfolio Supervisor out of proceeds received by the Portfolio Supervisor in accordance with Section 4.03 hereof.

     G. Section 2.01(b)(1) of the Standard Terms and Conditions of Trust shall be amended to replace the second sentence of such section with the following:

       "Except  as  provided in the following subparagraphs  (2),
     (3) and (4) the Depositor, in each case, shall ensure that each deposit of additional Securities pursuant to this Section will contain Zero Coupon Obligations in such amount as to ensure each Unit holder will receive $1,000.00 per Unit upon the Mandatory Termination Date. In connection with the deposit of additional Securities described in the preceding sentence, the Depositor shall also ensure that the difference between the Unit Value of the Units created by such deposit and the sum of the value of the Zero Coupon Obligations described in the preceding sentence and cash required to be deposited pursuant to subparagraph (5) shall consist of additional Zero Coupon obligations in such amount as is sufficient to satisfy the Trust's operating expenses over the life of the Trust and Options."

     H.   Section 2.03(a) of the Standard Terms and Conditions of
Trust shall be amended to add the following sentence after the first sentence of such section:

       "The number of Units may be increased through a split of the Units or decreased through a reverse split thereof, as directed in writing by the Depositor, at any time when the Depositor is the only beneficial holder of Units as certified to the Trustee by the Depositor, upon which certification the Trustee is authorized conclusively to rely, which revised number of Units shall be recorded by the Trustee on its books."

     I.   Section 1.01 (11) is amended to read, as follows:

       "(11) "Equity Securities" shall mean any shares of common stock and options for the purchase or sale of such common stock ("Options") deposited in the Trust Fund."

     J.    Section  2.01 of the Standard Terms and Conditions  of
Trust is amended to add the following paragraph (g):

       "(g) The Trustee is expressly authorized to enter into, on behalf of the Trust, one or more Master Confirms ("Master Confirm") for the purchase of Options with such counterparties as determined by the Depositor, and to consummate the transactions contemplated therein and the Exhibits thereto annexed, such Master Confirm to be in substantially the form annexed to the Trust Agreement. The Depositor has negotiated the terms of the Master Confirm and will act for the Trust in all matters arising under the Master Confirm (including, without limitation, as Calculating Party and Valuation Agent) and in all transactions involving the purchase, sale or other disposition of Options. The Trustee shall have no responsibility or liability for the form, validity or sufficiency of the Master Confirm, for any action taken or to be taken under the Master Confirm, or for the terms, price, value or validity of any Option transaction."

     K.   Section 4.01(c) of the Standard Terms and Conditions of
Trust shall be amended to add the following sentence at the end thereof:

      "The   Evaluator  is  authorized  to  value   Zero   Coupon
     Obligations taking into account such discounts for odd-lot sales as the Depositor shall indicate."

     L.    Section  4.03 of the Standard Terms and Conditions  of
Trust shall be amended to add the following sentence at the end thereof:

       "The Portfolio Supervisor shall monitor the credit rating of the Dealer who is the counterparty under any Master Confirm and shall advise the Depositor as to any action to be taken to protect the interest of the Trust. The Trustee shall have no responsibility with respect to such actions."

     M.    Section  5.01 of the Standard Terms and Conditions  of
Trust shall be amended to add the following at the end thereof:

       "The Trustee is authorized to rely upon interim advice received from a Dealer (by Bloomberg messaging system, email or otherwise) with respect to Option transactions pending the Trustee's receipt of the applicable Termination Agreement (as described in the Master Confirm). In the event the Termination Agreement shall vary from the information provided in the interim advice, the Trustee shall adjust the Trust records effective upon its actual receipt of such Termination Agreement and determination that the information contained therein is correct, but such adjustment shall be prospective only and the Trustee shall have no obligation to correct prior Trust transactions and shall have no liability to any Unit holder or other person for loss attributable to the use of the information in the interim advice."

     N.    Section  5.02 of the Standard Terms and Conditions  of
Trust shall be amended to add the following at the end thereof:

          "The Depositor shall act for the Trust with respect to all dispositions of Options and the Trustee shall have no responsibility or liability to any Unit holder or other person in connection with or arising from such transactions."

     IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.



                                    FIRST TRUST PORTFOLIOS L.P.,
                                       Depositor


                                    By   Jason T. Henry
                                         Senior Vice President


                                    THE BANK OF NEW YORK,
                                       Trustee


                                    By   Rosalia A. Koopman
                                         Vice President
[SEAL]

ATTEST:

Joan A. Currie
Vice President


                                    FIRST TRUST ADVISORS L.P.,
                                       Evaluator


                                    By   Jason T. Henry
                                         Senior Vice President


                                    FIRST TRUST ADVISORS L.P.,
                                       Portfolio Supervisor


                                    By   Jason T. Henry
                                         Senior Vice President



                  SCHEDULE A TO TRUST AGREEMENT

             Securities and Cash Initially Deposited
                             FT 1265

     (Note:   Incorporated herein and made a part hereof for  the
Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)